EXHIBIT 99.1

FEDERAL HOME LOAN BANK OF BOSTON
CHARTER FOR THE AUDIT COMMITTEE

(Note: This Audit Committee Charter was adopted by the Board of Directors (“the Board”) of the Federal Home Loan Bank of Boston (“the Bank”) on December 16, 2011.)

This Charter is intended as a component of the flexible framework within which the Board, assisted by its committees, directs the affairs of the Bank. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Bank's Certificate of Incorporation and By Laws, it is not intended to establish by its own force any legally binding obligations.

PURPOSE

The purpose of the Audit Committee (“Committee”) is to assist the Board of Directors in fulfilling its oversight responsibilities for (1) the integrity of the Bank's financial reporting, including the maintenance of accounting policies (2) the establishment of an adequate administrative, operating, financial, disclosure and internal accounting control system, (3) the Bank's compliance with legal and regulatory requirements, (4) the external auditor's independence, qualifications, and performance, (5) the independence and performance of the Bank's internal audit function, and (6) the Bank's compliance with internal policies and procedures.

Principles

The Committee is guided by the following principles:

•	There are adequate internal controls, policies, and procedures in place to achieve established objectives.

•	There are adequate policies to achieve disclosure and clarity regarding financial performance and governance practices.

Membership and Organization

The Committee shall consist of five or more Board members, subject to approval by the Board of Directors, and who meet the criteria for Committee membership and independence as defined by the Federal Housing Finance Agency (“FHFA”). No member can be a current or former member of senior Bank management. At least one member of the Committee must have extensive accounting or related financial management experience. The Audit Committee may designate a member as the “Audit Committee Financial Expert.”

The Committee routinely meets in conjunction with meetings of the Board, and at least four times a year. All Committee members are expected to attend each meeting, in person or via teleconference. Written minutes shall be prepared for each meeting and a copy of such minutes forwarded to the FHFA.

Audit Committee Charter

Authority and Key Responsibilities

The Committee's role is one of oversight. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Bank and, as such, it is not the duty or responsibility of the Committee or its members to conduct auditing or accounting reviews of procedures.

Bank management, the internal audit staff, and the external auditors have more time, knowledge and detailed information about the Bank than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Bank's financial statements or any professional certification as to the external auditor's work.

The Committee recognizes that the Bank's management is responsible for (a) the preparation, presentation and integrity of the Bank's financial statements; (b) accounting and financial reporting principles; and (c) the Bank's internal controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations. The external auditors are responsible for auditing those financial statements.

Financial Statements

1.
Review significant accounting and reporting issues and understand their impact on the financial statements. Direct senior management to maintain the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Bank.

2.
Review analysis prepared by management and/or the external auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative Generally Accepted Accounting Principle (GAAP) methods on the financial statements. Resolve any disagreements between management and the external auditor regarding financial reporting.

3.	Review with management, and other relevant financial reporting staff, and the internal and external auditors the results of the audit, including any difficulties encountered.

4.
Discuss the annual audited financial statements and quarterly financial statements with management and the internal and external auditors, including the Bank's disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

5.
Review the basis for the Bank's financial statements and the external auditor's opinion rendered with respect to such financial statements (including the nature and extent of any significant changes in accounting principles or the application therein) and ensure that policies are in place that are reasonably designed to achieve disclosure and transparency regarding the true financial performance and governance practices.

6.
Review and discuss with the external auditor: (i) any accounting adjustments that were noted or proposed by the auditors but were “passed” (immaterial or otherwise), (ii) any communications between the audit team and the audit firm's national office respecting auditing and accounting issues presented by the engagement.

7.	Review and discuss with the external auditor the matters required to be discussed by (i) Statement of Auditing Standards No. 114 including the auditor's responsibility under generally accepted auditing standards, the significant accounting policies used by the Bank, accounting estimates used by the Bank and the process used by management in formulating them, any consultation with other accountants and any major issues discussed with management prior to its retention, (ii) Statement of Auditing Standards No. 90 including whether Bank accounting principles as applied are conservative moderate or aggressive from the perspective of income, asset, and liability recognition, and whether or not those principles reflect common or minority practices, and (iii) Statement of Auditing Standards No. 100 including the review of interim financial information of the Bank and any material modifications that need to be made to any interim financial information for it to conform with GAAP.

8.
Review the external auditor's annual audit report and certification, before release of the annual audited financial statements, meeting separately with the external auditor without any management member present and discussing the adequacy of the Bank's system of internal accounting and financial controls and the appropriateness of the accounting principles used in and the judgments made in the preparation of the Bank's audited financial reports; and prior to submission to any government authority of any financial statements of the Bank that differ from the financial statements filed by the Bank with the SEC, reviewing such financial statements and any report, certification or opinion thereon provided by the external auditor.

Internal Control

1.
Review the Bank's internal control system and the resolution of internal and external audit findings reports, which may include identified material weaknesses and reportable conditions in the internal control system, including the prevention or detection of management override or compromise of the internal control system.

2.
Understand the scope of internal and external auditors' review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.

3.	Review the effectiveness of the internal control system based upon reports from management, and the internal and external auditors, including information technology security and control.

Internal Audit

1.	Review with the Internal Auditor the charter, plans, activities, staffing, budget, and organizational structure of the internal audit function.

2.	On a regular basis, meet with the Internal Auditor in executive session to discuss any matters that the Committee or the Internal Auditor believes should be discussed privately.

3.
Ensure there are no unjustified restrictions or limitations placed on the Internal Auditor. The Internal Audit function shall have independent access to all internal records and systems, including the general ledger, of the Bank.

4.
Review the effectiveness of the internal audit function. Hire, evaluate, compensate, and where appropriate, dismiss the Director of Internal Audit. The Internal Auditor may be removed only with the approval of the Committee.

Audit Committee Charter

5.	Review the internal audit reports to management prepared by the Internal Auditor and management's response.

External Audit

1.
Ensure that the external auditor is independent, as defined in applicable professional standards. At least annually, review a report by the external auditor describing all relationships between the external auditor and the Bank (to be set out in a formal written statement).

2.
The external audit firm reports directly, and is ultimately responsible to, the Committee. On a regular basis, meet in executive session with the external auditors to discuss any matters that the Committee or external auditors believe should be discussed privately.

3.	Review the external auditors' proposed audit scope and approach, including coordination of audit effort with internal audit.

4.
Pre-approve all auditing and permitted non-audit services performed by the Bank's external audit firm. This authority may be delegated to a subcommittee, provided that all decisions are presented to the full Committee at its next scheduled quarterly meeting.

5.
Review and discuss with management and the external auditor: (i) the adequacy of the Bank's internal and disclosure controls and procedures, including computerized information system disclosure controls and procedures and security; (ii) any significant deficiencies in the design or operation of the Bank's internal controls which could adversely affect the Bank's ability to record, process, summarize and report financial data; (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank's internal controls; (iv) any significant legal and regulatory matters that may have a material impact on the Bank's financial statements.

6.
Annually review the performance of the external auditors. The Audit Committee is responsible for the selection, evaluating, and replacing the external auditor. The Committee will present its conclusions with respect to the external auditor to the full Board.

7.	Ensure the rotation of the lead audit partner every five years and other audit partners every seven years, and consider whether there should be regular rotation of the audit firm itself.

8.	Approve the annual external audit engagement letter. As part of that process, review the internal quality control procedures of the external auditor.

9.	Set clear hiring policies for employees or former employees of the external auditors.

Compliance

1.
Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management's investigation and follow-up (including disciplinary action) for any instances of noncompliance. Obtain regular updates from management and Bank legal counsel.

2.	Review the FHFA examination reports and coordinate the response to that report.

Audit Committee Charter

Reporting Responsibilities

1.	Provide an independent, direct communication channel between Internal Audit, the external auditors, the Board, and the Federal Housing Finance Agency examiners.

2.
Regularly report to the Board about Committee activities and issues that arise with respect to the quality or integrity of the Bank's financial statements, the Bank's compliance with legal or regulatory requirements, the performance and independence of the Bank's external auditors, and the performance of the internal audit function.

3.
Report annually to the full Board, describing the Committee's composition, responsibilities and how they were discharged, the results of the annual self-evaluation, and any other information required by rule, including approval of non-audit services.

Other Responsibilities

1.	Provide oversight over the Accounting Control Departments' maintenance of formal written accounting policies for the Bank.

2.	Perform other activities related to this charter as requested by the Board.

3.
Institute and oversee special investigations as needed, with access to all books, records, facilities and personnel of the Bank. This may include retaining independent counsel, accountants, or others to advise the Committee or assist in the conduct of an investigation, with adequate funding provided by the Bank.

4.
Review and assess the adequacy of the Committee charter annually, requesting Board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation. The Committee shall re-adopt and re-approve, respectively, the Bank's Audit Committee charter not less often than every three years.

5.
Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The above responsibilities of the Committee will be discharged through review of audit reports and discussions with the internal and external auditors and Bank management. The internal and external auditors shall have unrestricted access to the Audit Committee without the need for any prior management knowledge or approval. The Director of Internal Audit shall report directly to the Committee on substantive matters. The Internal Auditor is ultimately accountable to the Audit Committee and Board.